EXHIBIT 99.1
                                                                    ------------

                                                                        02/25/99
For Immediate Release

                                           Contact: Marc Jampole
                                                    Jampole Communications, Inc.
                                                    (412) 471-2463

                          Penn Traffic Announces Filing
                    of Prenegotiated Financial Restructuring

         March 1, 1999, Syracuse, New York - The Penn Traffic Company today announced that, as planned, it has filed in the Bankruptcy Court for the District of Delaware a petition for relief under Chapter 11 of the Bankruptcy Code seeking to implement a prenegotiated financial restructuring with the holders of its senior and subordinated notes. The filing also includes a proposed plan of reorganization and related disclosure statement. This action follows Penn Traffic's previously announced agreement in principle on the terms of a financial restructuring with an informal committee of noteholders.

         The restructuring will result in the substantial deleveraging of the Company by canceling its existing $1.13 billion of senior and subordinated notes and (i) distributing $100 million of new senior notes and 19,000,000 shares of new common stock to the holders of the existing senior notes and (ii) distributing 1,000,000 shares of new common stock and 6-year warrants to purchase 1,000,000 shares of new common stock having an exercise price of $18.30 per share to the holders of the existing senior subordinated notes. In addition, the restructuring provides that each 100 shares of Penn Traffic's common stock outstanding immediately prior to the restructuring shall be converted into 1 share of new common stock for a total of approximately 110,000 shares of additional new common stock.

         Penn Traffic will immediately seek Bankruptcy Court permission to continue during the Chapter 11 case to provide for payment in full of all obligations as they come due to Penn Traffic's trade creditors that continue to support Penn Traffic with customary credit and terms. Penn Traffic also announced it has agreed to a $300 million Debtor-in- Possession credit facility
(DIP) with a bank group led by Fleet Capital Corporation as agent; the DIP will have approximately $100 million in unused borrowing capacity. This facility is also subject to approval of the Bankruptcy Court.

         It is expected that the Delaware Bankruptcy Court will hold hearings promptly to consider approval of the DIP and Penn Traffic's motion to pay trade creditors.

         "The debt restructuring process has moved forward very expeditiously with the cooperation of all parties," said Gary D. Hirsch, Chairman of The Penn Traffic Company. "Our Company will emerge from the debt restructuring process with an excellent capital
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structure and the financial flexibility to resume investing in and growing our business. We appreciate the support of our employees, customers, vendors and bank lenders during this challenging time. With their continued support, we expect Penn Traffic to emerge as a prosperous and successful company."

         "The noteholders are pleased that this next important step has been taken and that the restructuring is progressing on a rapid schedule," said Jeffrey Werbalowsky, Senior Managing Director, Houlihan, Lokey, Howard & Zukin Capital, financial advisor to the informal committee. "The bondholders are looking forward to participating in Penn Traffic's future successes as both equity and debt holders."

         Implementation of the restructuring is subject to consummation of the Chapter 11 plan, which requires, among other things, Bankruptcy Court approval, and no assurances of such approval can be given. This press release is not an offer with respect to any securities or solicitation of acceptances of a Chapter 11 plan. Such an offer or solicitation will be made in compliance with all applicable securities laws and provisions of the Bankruptcy Code.

         Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the success or failure of the Company in implementing its current business and operational strategies; the ability of the Company to conclude a consensual restructuring with its noteholders, its bank lenders and other creditors on satisfactory terms or at all and the timing of such restructuring; and availability, terms and access to capital and customary trade credit.

         The Penn Traffic Company operates 224 supermarkets in Pennsylvania, upstate New York, Ohio and West Virginia under the "Big Bear," "Big Bear Plus," "Bi-Lo Foods," "P&C Foods," and "Quality Markets" trade names. Penn Traffic also operates wholesale food distribution businesses serving 100 licensed and 83 independent operators.